Exhibit 24
POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bernardo Hees, Paulo Basilio, and Daniel Shaw, and each of them, such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign H. J. Heinz Company's Annual Report on Form 10-K for the fiscal year ended April 28, 2013 and to sign any and all amendments to such Annual Report, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or such persons' or person's substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney has been signed below as of the 9th day of July, 2013 by the following persons in the capacities indicated.

Signature	Title

/s/ Gregory Abel	Director
Gregory Abel

/s/ Alexandre Behring	Director
Alexandre Behring

/s/ Tracy Britt	Director
Tracy Britt

/s/ Warren Buffett	Director
Warren Buffett

/s/ Jorge Paulo Lemann	Director
Jorge Paulo Lemann

/s/ Marcel Herrmann Telles	Director
Marcel Herrmann Telles

/s/ Bernardo Hees	Chief Executive Officer
Bernardo Hees	(Principal Executive Officer)

/s/ Paulo Basilio	Chief Financial Officer
Paulo Basilio	(Principal Financial Officer)

/s/ John Mastalerz Jr.	Corporate Controller
John Mastalerz Jr.	(Principal Accounting Officer)